Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of Sapiens International Corporation N.V. is being filed on behalf of each of us.

November 7, 2013

Dov Yelin /s/ Dov Yelin By: Dov Yelin
Yair Lapidot /s/ Yair Lapidot By: Yair Lapidot
Yelin Lapidot Holdings Management Ltd. /s/ Dov Yelin By: Dov Yelin Title: Joint Chief Executive Officer
Yelin Lapidot Mutual Funds Management Ltd. /s/ Or Keren By: Or Keren Title: Joint Chief Executive Officer